RESTATED CERTIFICATE OF INCORPORATION

OF

IMPSAT FIBER NETWORKS, INC.

(Originally Incorporated on 31 August 1994 under the name IMPSAT Corporation)

     IMPSAT Fiber Networks, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), DOES HEREBY CERTIFY:

     FIRST: That the present name of the Corporation is IMPSAT Fiber Networks, Inc.

     SECOND: That on June 11, 2002, the Corporation filed a petition in the United States Bankruptcy Court seeking relief under Chapter 11 of the United States Bankruptcy Court, 11 U.S.C. § 101-1330 (the “Bankruptcy Code”).

     THIRD: That on December 11, 2002 the United States Bankruptcy Court for the Southern District of New York confirmed the plan of reorganization (the “Plan of Reorganization”) of the Corporation adopting this Restated Certificate of Incorporation pursuant to Section 303 of the DGCL.

     FOURTH: That the Certificate of Incorporation of the Corporation, as restated hereby and filed in accordance with Sections 103 and 303 of the DGCL, is as follows:

ARTICLE I

     The name of the Corporation is “IMPSAT Fiber Networks, Inc.”

ARTICLE II

     The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

     The Corporation shall have the authority to issue up to Fifty Million (50,000,000) shares of common stock (the “Common Stock”) with a par value of $0.01 per share. The

Corporation shall also have the authority to issue up to Five Million (5,000,000) shares of Preferred Stock (the “Preferred Stock”), with a par value of $0.01 per share. Except as provided herein or by resolution or resolutions adopted by the Board of Directors designating the rights, powers and preferences of any series of Preferred Stock or as otherwise required by law, the Common Stock shall have the exclusive right to vote, together as a single class, for the election of directors and for all other purposes. The Board of Directors is hereby authorized, as it may determine pursuant to a resolution adopted by a majority (or, for so long as Nortel has the right to elect the Category Three Director (as defined herein), by a two-thirds majority) of the directors then in office, to issue such number of the authorized shares of Preferred Stock at any time and from time to time, in one or more series, and to fix or alter the designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions, of such shares of Preferred Stock, including without limitation of the generality of the foregoing, dividend rights, dividend rates, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices and liquidation preferences of any wholly unissued series of preferred shares and the number of shares constituting any such series and the designation thereof, or any of them; and to increase or decrease the number of shares of that series, but not below the number of shares of such series then outstanding. In case the number of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series. Except as otherwise required by law, each share of Common Stock shall have one vote. Holders of shares of Common Stock are not entitled to cumulate their votes in the election of directors.

     Notwithstanding anything contained in this Restated Certificate of Incorporation to the contrary, the Corporation shall not issue nonvoting equity securities to the extent prohibited by Section 1123 of the United States Bankruptcy Code, 11 U.S.C. Section 1123; provided, however, that this provision (i) will have no further force and effect beyond that required by such Section, (ii) will have such force and effect, if any, only for so long as such Section is in effect and applicable to the Corporation and (iii) in all events may be amended or eliminated in accordance with the applicable law as from time to time in effect.

ARTICLE V

     The Corporation is to have perpetual existence.

ARTICLE VI

     Section 1.     Board of Directors. The business and affairs of the Corporation shall, as permitted by Section 141(a) of the DGCL, be governed by or under the direction of a governing body (hereinafter the “Board of Directors”) whose members (herein called “directors”) shall be elected as provided in this Article VI.

     Section 2.      Number of Directors. The authorized number of directors of the Corporation shall be seven (7), which number may be increased from time to time by unanimous vote of all members of the Board of Directors then in office, but in no case shall the number of directors be less than seven (7) or more than fourteen (14). No decrease in the number of directors shall have the effect of reducing the term of any incumbent director. Each director shall serve until his or her successor is elected and qualified (unless there is to be no successor because of a decrease in the number of authorized directors), or until his or her earlier resignation, retirement, removal from office, disqualification or death.

     Section 3.      Initial Directors. Pursuant to the Plan of Reorganization, the initial directors shall be Ricardo Verdaguer (the Category One Director (as defined below)); William Connors and Joseph Thornton (each, a Category Two Director (as defined below)); Elias Makris (the Category Three Director (as defined below)); and Ignacio Troncoso, Thomas E. Doster IV and Raul Ramirez (each, a Category Four Director (as defined below)).

     Section 4.      Election of the Board of Directors.

                            (a)     Categories of Directors. The Board of Directors shall consist of the following four categories (each, a “Category”); provided, however, that if at any time any applicable Category Threshold (as defined below) is determined by the Corporation to be no longer satisfied (which determination shall be made in good faith and be supported by adequate corporate records (including any information obtained pursuant to Section 8 of this Article VI and, if necessary, the written or oral advice of outside counsel and/or outside consultants)), the directors constituting such Category shall be so notified by the Corporation in writing (which notice shall describe in reasonable detail the basis for such determination) and, effective ten (10) days from delivery of such notice, such directors shall immediately cease to be directors of the Corporation and the resulting vacancies shall be filled in accordance with Section 6(a) of this Article VI (or, if there are less than four remaining directors at such time, by individuals nominated and elected by the holders of Common Stock in accordance with this Restated Certificate of Incorporation and the Corporation’s bylaws, at a special meeting called for such purpose).

                            (b)     The First Category. The first Category shall be the Corporation’s Chief Executive Officer (the “Category One Director”). Upon the individual holding the office of the Corporation’s Chief Executive Officer ceasing to hold such office for any reason, such individual shall automatically cease to be a director of the Corporation and the Category One Director shall be the Corporation’s Chief Financial Officer until a replacement Chief Executive Officer of the Corporation has been appointed in accordance with the Corporation’s bylaws, whereupon, the Corporation’s Chief Financial Officer shall automatically cease to be a director of the Corporation and the Category One Director shall be the Chief Executive Officer of the Corporation. If at any time the Corporation determines, in accordance with Section 4(a) above, that none of the Category Thresholds is satisfied, the Category One Director shall immediately cease to be a director of the Corporation and the resulting vacancy shall be filled in accordance with Section 6(a) of this Article VI.

                            (c)     The Second Category. The second Category (“Category Two”) shall consist of two (2) individuals (the “Category Two Directors”) who shall be elected as herein provided by the initial holders of the Senior Guaranteed Convertible Notes — Series A (the “Senior Series A Notes”) issued to such holders by the Corporation pursuant to the Plan of Reorganization (the “Initial Senior Series A Noteholders”). The right of the Initial Senior Series A Noteholders to elect the Category Two Directors shall continue for so long as the sum of (x) the aggregate number of shares of Common Stock issuable upon conversion of Senior Series A Notes issued to and held by the Initial Senior Series A Noteholders or any of their respective affiliates, and (y) the aggregate number of shares of Common Stock issued to and held by the Initial Senior Series A Noteholders or such affiliates upon conversion of such Senior Series A Notes (collectively, the “Category Two Securities”), continues to represent in the aggregate 7.5% or more of the Common Stock of the Corporation on a fully-diluted basis (i.e., assuming conversion of the Senior Series A Notes, the Senior Series B Notes (as defined below) and the Warrants (as defined below), but excluding for purposes of this calculation shares of Common Stock issued or issuable pursuant to the Corporation’s 2003 Stock Option Plan or subsequent stock plan adopted by the Board of Directors, or any modification, renewal or extension thereto) (a “Fully-Diluted Basis”) (such percentage ownership of Common Stock, the “Category Two Threshold”). The Category Two Directors shall be nominated and elected in accordance with the procedures set forth in Section 5(a) of this Article VI.

                            (d)     The Third Category. The third Category (“Category Three”) shall consist of one (1) individual (the “Category Three Director”) who shall be elected as herein provided by Nortel Networks Limited, a Canadian corporation (“Nortel”) as an initial holder of Senior Guaranteed Convertible Notes — Series B (the “Senior Series B Notes”) and warrants to purchase Common Stock (the “Warrants”) issued to Nortel by the Corporation pursuant to the Plan of Reorganization. Nortel’s right to elect the Category Three Director will continue for so long as the sum of (x) the aggregate number of shares of Common Stock issuable upon conversion of Senior Series B Notes and Warrants issued to and held by Nortel or any of its affiliates, and (y) the aggregate number of shares of Common Stock issued to and held by Nortel or such affiliate upon conversion of such Senior Series B Notes and Warrants, continues to represent in the aggregate 4.5% or more of the Common Stock on a Fully-Diluted Basis (such percentage ownership of Common Stock, the “Category Three Threshold”). The Category Three Director shall be the individual designated in writing by Nortel.

                            (e)     The Fourth Category. The fourth Category of directors shall consist of three (3) individuals (the “Category Four Directors”) who shall be elected as herein provided by the initial holders (the “Initial 2005/2008 Common Stockholders”) of the Common Stock received by such holders under the Plan of Reorganization in respect of the Corporation’s 13-3/4% Senior Notes due 2005 and 12-3/8% Senior Notes due 2008 (the “Initial 2005/2008 Common Stock”). The right of the Initial 2005/2008 Common Stockholders, voting separately, to elect the Category Four Directors will continue for so long as the Initial 2005/2008 Common Stockholders or any of their respective affiliates continue to beneficially own Initial 2005/2008 Common Stock equal, in the aggregate, to 15% or more of the Common Stock on a Fully Diluted Basis (such percentage ownership of Common Stock, the “Category Four Threshold” and,

collectively with the Category Two Threshold and the Category Three Threshold, the “Category Thresholds”). The Category Four Directors shall be nominated and elected in accordance with the procedures set forth in Section 5(b) of this Article VI; provided, however, that, for so long as the Initial Senior Series A Noteholders have the right to elect the Category Two Directors, no more than two of the Category Four Directors may be persons who are affiliates of Morgan Stanley & Co. Incorporated (“Morgan Stanley”). Upon a determination by the Corporation that there are more than two Category Four Directors who are affiliates of Morgan Stanley, the Corporation shall notify the Category Four Director in writing; the Category Four Directors shall as promptly as reasonably practicable after receipt of such notice decide which two Category Four Directors shall remain on the Board of Directors as affiliates of Morgan Stanley, and the resulting vacancy shall be filled in accordance with Section 6(d) of this Article IV.

                            (f)     For purposes of this Restated Certificate of Incorporation, “beneficial ownership” shall be determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, and “affiliate” shall be defined as set forth in Rule 144 under the Securities Act of 1933, as amended.

     Section 5.      Nomination and Election of Category Two and Category Four Directors.

                            (a)     The initial term of the Category Two Directors shall end at the annual stockholders meeting to be held in 2004. Thereafter, the Category Two Directors shall each year be nominated and elected, as provided in this Section 5(a), for a term ending on the date of the annual stockholders meeting in the following year. With respect to any meeting at which the Initial Senior Series A Noteholders are entitled to elect Category Two Directors, nominations for the election of such directors at such meeting shall be made (i) in accordance with the terms of the Senior Series A Notes, or (ii) in the absence of such terms, in a written notice to the Board of Directors from the respective incumbent director(s) then constituting the Category Two Directors, or (iii) in the absence of such notice or incumbent director(s), at such meeting by or on behalf of any Initial Senior Series A Noteholder entitled to vote thereat (without need to comply with the provisions of Section 7 of Article II of the Corporation’s bylaws). Persons properly nominated for election as Category Two Directors shall be elected by a plurality vote of the Initial Senior Series A Noteholders at a special meeting of such holders called for such purpose, with each Initial Senior Series A Noteholder entitled to cast a number of votes equal to the number of Category Two Securities held by such holder as of the applicable record date.

                            (b)     The initial term of the Category Four Directors shall end at the annual stockholders meeting to be held in 2004. Thereafter, the Category Four Directors shall each year be nominated and elected, as provided in this Section 5(b), for a term ending on the date of the annual stockholders meeting in the following year. With respect to any meeting at which the Initial 2005/2008 Common Stockholders are entitled, voting separately, to elect the Category Four Directors, nominations for the election of such directors at such meeting shall be made (i) in a written notice to the Board of Directors from the respective incumbent directors then constituting such Category, or (ii)

in the absence of such notice or incumbent director, at such meeting by or on behalf of any Initial 2005/2008 Common Stockholder entitled to vote thereat (without need to comply with the provisions of Section 7 of Article II of the Corporation’s bylaws). Persons properly nominated for election as Category Four Directors shall be elected by a plurality vote of the Initial 2005/2008 Common Stockholders, voting separately, at a special meeting of such holders called for such purpose.

     Section 6.      Vacancies.

                            (a)     Subject to the other provisions of this Section 6, any vacancy occurring in the Board of Directors may be filled by the affirmative vote of a majority of the remaining directors (which may constitute less than a quorum of the Board of Directors), and any director elected to fill such vacancy shall be elected for the unexpired term of his or her predecessor or, if the vacancy resulted from the failure of a Category Threshold to be satisfied or the termination of the Category One Director pursuant to the last sentence of Section 4(b) of this Article IV, until the next annual stockholders meeting. Any directorship to be filled by reason of an increase in the number of directors shall be filled by unanimous vote of all members of the Board of Directors then in office.

                            (b)     For so long as the Initial Senior Series A Noteholders have the right to elect the Category Two Directors, any vacancy occurring in the Category Two Directors shall be filled by the remaining Category Two Director or, if there are no incumbent Category Two Directors, by plurality vote of the Initial Senior Series A Noteholders at a special meeting called for such purpose, with each Initial Senior Series A Noteholder entitled to cast a number of votes equal to the number of shares of Category Two Securities held by such holder as of the applicable record date.

                            (c)     For so long as Nortel has the right to elect the Category Three Director, any vacancy occurring in the Category Three Director shall be filled as directed by Nortel in a written notice to the Board of Directors.

                            (d)     For so long as the Initial 2005/2008 Common Stockholders have the right, voting separately, to elect the Category Four Directors, any vacancy occurring in the Category Four Directors shall be filled by the remaining Category Four Directors or, if there are no incumbent Category Four Directors, by plurality vote of the Initial 2005/2008 Common Stockholders, voting separately, at any annual meeting or a special meeting called for such purpose.

     Section 7.      Removal.

                            (a)     A Category Two Director may be removed, with or without cause, by majority vote of the Initial Senior Series A Noteholders at a special meeting called for such purpose, with each Initial Senior Series A Noteholder entitled to cast a number of votes equal to the number of Category Two Securities held by such holder as of the applicable record date.

                            (b)     The Category Three Director may be removed, with or without cause, by Nortel by the delivery of a written notice to the Board of Directors.

                            (c)     The Category Four Directors may be removed, with or without cause, by majority vote of the Initial 2005/2008 Common Stockholders, voting separately, at any annual meeting or a special meeting called for such purpose.

     Section 8.      Information.

     The Initial Senior Series A Noteholders, Nortel and the Initial 2005/2008 Common Stockholders shall each provide the Corporation with such information concerning their (and their respective affiliates’) ownership of, as applicable, Senior Series A Notes, Senior Series B Notes, shares of Common Stock issued or issuable upon conversion of such notes and shares of Initial 2005/2008 Common Stock, as the Corporation may reasonably request from time to time for the purpose of determining whether the applicable Category Threshold has been satisfied, and agree, upon the written request of the Corporation, to certify such ownership in writing to the Corporation as of the date specified in the Corporation’s written request (or, in the absence thereof, as of the end of the most recent calendar quarter). The failure to provide information pursuant to this Section 8 shall not, in the absence of a determination by the Corporation, as required by Section 4 of this Article VI, result in the failure of any Category Threshold to be satisfied.

     Section 9.      Amendments.

                            (a)     For so long as the Initial Senior Series A Noteholders are entitled to elect the Category Two Directors, this Restated Certificate of Incorporation shall not be amended, whether by merger or otherwise, so as to affect adversely the special rights and powers of the Initial Senior Series A Noteholders without (in addition to such other vote as may be required by law) the prior affirmative vote of a majority of the Initial Senior Series A Noteholders at a special meeting called for such purpose, with each Initial Senior Series A Noteholder entitled to cast a number of votes equal to the number of Category Two Securities held by such holder as of the applicable record date; or

                            (b)     For so long as Nortel is entitled to elect the Category Three Director, this Restated Certificate of Incorporation shall not be amended, whether by merger or otherwise, so as to affect adversely the special rights and powers of Nortel without the prior written consent of Nortel.

                            (c)     For so long as the Initial 2005/2008 Common Stockholders are entitled to elect the Category Four Directors, this Restated Certificate of Incorporation shall not be amended, whether by merger or otherwise, so as to affect adversely the special rights and powers of the Initial 2005/2008 Common Stockholders without (in addition to such other vote as may be required by law) the prior affirmative vote of a majority of the Initial 2005/2008 Common Stockholders, voting separately, at any annual meeting or a special meeting called for such purpose.

ARTICLE VII

                            (a)     The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and securityholders:

(1)	Stockholders of the Corporation may not act by written consent without a meeting; provided, however, that any action permitted or required to be taken hereunder by the Initial 2005/2008 Common Stockholders may be taken by the written consent of the requisite Initial 2005/2008 Common Stockholders. Any action permitted or required to be taken hereunder by the Initial Senior Series A Noteholders may be taken by the written consent of the requisite Initial Senior Series A Noteholders unless otherwise provided by the terms of the Senior Series A Notes.

(2)	Subject to the rights of the holders of any series of Preferred Stock with respect to such series of Preferred Stock, special meetings of stockholders of the Corporation may be called only by the Board of Directors pursuant to a resolution adopted by a majority of the directors then serving (without giving effect to any vacancies); provided, however, that special meetings of the Initial 2005/2008 Common Stockholders may be called (i) by any Initial 2005/2008 Common Stockholder, if such special meeting is permitted or required to be held hereunder, or (ii) by Initial 2005/2008 Common Stockholders beneficially owing in the aggregate 5% or more of the Initial 2005/2008 Common Stock entitled to vote at such meeting, in all other cases. Unless otherwise provided by the terms of the Senior Series A Notes, special meetings of the Initial Senior Series A Noteholders may be called (i) by any Initial Senior Series A Noteholder, if such special meeting is permitted or required to be held hereunder, or (ii) by Initial Senior Series A Noteholders that, after giving effect to the conversion into shares of Common Stock of the Senior Series A Notes held by all Initial Senior Series A Noteholders, would beneficially own 5% or more of such converted shares of Common Stock, in all other cases.

(3)	Meetings of the stockholders of the Corporation may be held within or without the State of Delaware, as the bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the bylaws of the Corporation, except as and to the extent provided by applicable law.

(4)	Advance notice of nominations for the election of directors and business to be transacted at any stockholders meeting shall be given in the manner and to the extent provided in the bylaws of the Corporation.

(5)	Notwithstanding any provision herein to the contrary, in connection with any acquisition of Common Stock (and/or any other voting securities of the Corporation) as to which the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), would, but for this paragraph be applicable, any person or entity (as defined in the HSR Act) acquiring such Common Stock (and/or other voting securities of the Corporation) shall have no right to vote such Common Stock or voting securities until such person or entity has complied with the filing and waiting period requirements of the HSR Act.

                            (b)     Notwithstanding anything to the contrary elsewhere contained in this Restated Certificate of Incorporation, the affirmative vote of the holders of at least eighty percent (80%) of the combined voting power of the then outstanding shares of stock and other securities of the Corporation entitled to vote for the election of directors shall be required to alter, amend or repeal, or to adopt any provision inconsistent with, this Article VII.

ARTICLE VIII

     The Corporation reserves the right at any time from time to time to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Restated Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article VIII.

     Except as otherwise expressly provided in this Restated Certificate of Incorporation, and in furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized and empowered to make, alter and repeal the by-laws of the Corporation by a majority vote at any regular or special meeting of the Board of Directors or by written consent, subject to the power of the stockholders of the Corporation to alter or repeal any by-laws made by the Board of Directors.

ARTICLE IX

     To the fullest extent permitted under the DGCL, as amended from time to time, no director of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director. Each person who serves as a director of the Corporation while this Article IX is in effect shall be deemed to be doing so in reliance on the provisions of this Article IX, and neither the amendment or repeal of this Article IX, nor the adoption of any provision of this Restated Certificate of Incorporation inconsistent with this Article IX, shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for, arising out of, based upon, or in connection with any acts or omissions of such director occurring prior to such amendment, repeal, or adoption of an inconsistent provisions. The provisions of this Article IX are cumulative and shall be in addition to and independent of any and all other limitations on or elimination of the liabilities of directors of the Corporation, as such, whether such limitation or eliminations arise under or are created by any law, rule, regulation, bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

     Notwithstanding anything to the contrary elsewhere contained in this Restated Certificate of Incorporation, the affirmative vote of the holders of at least eighty percent (80%) of the combined voting power of the then outstanding shares of stock and other securities of the Corporation entitled to vote for the election of directors shall be required to alter, amend or repeal, or to adopt any provision inconsistent with, this Article IX.

ARTICLE X

                            (a)     The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended (but, in the case of any such amendment, to the fullest extent permitted by law, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), every person (a “Covered Person”) who was or is a party or is or was threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer, employee, general partner, agent or trustee of any corporation, partnership, joint venture, trust, employee benefit plan or other enterprise (an “Other Entity”), whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, against all liability, loss and expenses (including attorneys’ fees, judgments, fines, amounts paid or to be paid in settlement, and excise taxes or penalties arising under the Employee Retirement Income Security Act of 1974), reasonably incurred or suffered by such Covered Person in connection therewith, and such indemnification shall continue as to a person who has ceased to be a Covered Person and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the preceding sentence, except as otherwise provided in paragraph (b) of this Article X, the Corporation shall be required to indemnify a Covered Person in connection with a Proceeding (or part thereof)

commenced by such Covered Person only if commencement of such Proceeding (or part thereof) by the Covered Person was authorized by the Board of Directors.

                            (b)     The right to indemnification conferred in this Article X shall be a contract right and shall include the right to be paid by the Corporation the expenses (including attorneys’ fees) incurred by a Covered Person in defending any Proceeding in advance of its final disposition, provided, however, that, to the extent required by the DGCL, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should ultimately be determined that the Covered Person is not entitled to be indemnified under this Article X or otherwise. If a claim for indemnification or advancement of expenses under this Article X is not paid in full within 30 days after a written claim therefor by a Covered Person has been received by the Corporation, the Covered Person may at any time thereafter file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action, the Corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

                            (c)     The right of indemnification and the payment of expenses incurred in defending a Proceeding in advance of its final disposition conferred in this Article X shall not be deemed exclusive of any other rights to which any Covered Person may be entitled under any statute, charter provision, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

                            (d)     The Corporation’s obligation, if any, to indemnify or to advance expenses to any Covered Person who was or is serving at its request as a director, officer, employer, general partner, agent or trustee of an Other Entity shall be reduced by any amount such Covered Person may collect as indemnification or advancement of expenses from such Other Entity.

                            (e)     The Corporation may maintain insurance, at its expense, to protect itself and any Covered Person against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

     IN WITNESS WHEREOF, I have signed this Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of the Certificate of Incorporation of the Corporation, as amended, on behalf of the Corporation and in the capacity set forth below this 25th day of March, 2003, and certify that the foregoing Restated Certificate of Incorporation was duly adopted pursuant to Section 303 of the DGCL.

/s/ Guillermo V. Pardo
Guillermo V. Pardo
Secretary

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